                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             HARA BROADCASTING, INC.

                                       AND

                            DLM COMMUNICATIONS, INC.

                                       AND

                               CUMULUS MEDIA, LLC

                                 April 30, 1997

                                TABLE OF CONTENTS

                                                               Page

1.  Basic Transaction...................................................1
      (a)  Purchase and Sale of Assets..................................1
      (b)  Assumption of Liabilities....................................1
      (c)  Purchase Price...............................................1
      (d)  The Closing..................................................2
      (e)  Deliveries at the Closing....................................2
      (f)  Post Closing Agreement.......................................2
      (g)  Allocation...................................................3

2.  Representations and Warranties of the Sellers.......................3
      (a)  Organization of the Sellers..................................3
      (b)  Authorization of Transaction.................................3
      (c)  Noncontravention.............................................3
      (d)  Title to Acquired Assets.....................................4
      (e)  Financial Statements.........................................4
      (f)  Events Subsequent to ........................................4
      (g)  Tax Matters..................................................5
      (h)  Tangible Assets..............................................6
      (i)  Owned Real Property..........................................6
      (j)  Real Property Leases.........................................7
      (k)  Intellectual Property........................................8
      (l)  Contracts...................................................10
      (m)  Commission Licenses and Compliance with Commission
            Requirements...............................................10
      (n)  Insurance...................................................11
      (o)  Litigation..................................................12
      (p)  Employees...................................................12
      (q)  Employee Benefits...........................................12
      (r)  Environment, Health, and Safety.............................13
      (s)  Legal Compliance............................................14
      (t)  Brokers' Fees...............................................14
      (u)  Disclosure..................................................14

3.  Representations and Warranties of the Buyer........................14
      (a)  Organization of the Buyer...................................14
      (b)  Authorization of Transaction................................15
      (c)  Noncontravention............................................15
      (d)  Brokers' Fees...............................................15
      (f)  Ability to Perform..........................................15

4.  Pre-Closing Covenants..............................................15

      (a)  General.....................................................15
      (b)  Assignment Applications.....................................15
      (c)  Employment Offers...........................................16
      (d)  Notices and Consents........................................16
      (e)  Operation of Business.......................................16
      (f)  Advertising Obligations.....................................16
      (g)  Operating Statements........................................17
      (h)  Contracts...................................................17
      (i)  Operation of Stations.......................................17
      (j)  Credit and Receivables......................................17
      (k)  Preservation of Business....................................17
      (l)  Full Access.................................................17
      (n)  Notice of Developments......................................18
      (o)  Exclusivity.................................................18
      (p)  Title Insurance.............................................18
      (q)  Surveys.....................................................18
      (r)  Environmental Assessments...................................19
      (s)  Control of Stations.........................................19
      (t)  Risk of Loss................................................19

5.  Conditions to Obligation to Close..................................20
      (a)  Conditions to Obligation of the Buyer.......................20
      (b)  Conditions to Obligation of the Sellers.....................21

6.  Post Closing Covenants.............................................22
      (a)  General.....................................................22
      (b)  Litigation Support..........................................22
      (c)  Adjustments.................................................22
      (d)  Collection of Accounts Receivable...........................23

7.  Remedies for Breaches of this Agreement............................23
      (a)  Survival....................................................23
      (b)  Indemnification Provisions for the Benefit of the Buyer.....24
      (c)  Indemnification Provisions for the Benefit of the Seller....24
      (d)  Minimum Liability...........................................24
      (e)  Specific Performance........................................24
      (f)  Liquidated Damages..........................................25
      (g)  Matters Involving Third Parties.............................25
      (h)  Other Indemnification Provisions............................26

8.  Definitions........................................................26

9.  Termination........................................................30
      (a)  Termination of Agreement....................................30

      (b)  Effect of Termination.......................................31

10.  Miscellaneous.....................................................31
      (a)  Survival....................................................31
      (b)  Press Releases and Announcements............................31
      (c)  No Third Party Beneficiaries................................31
      (d)  Entire Agreement............................................31
      (e)  Succession and Assignment...................................31
      (f)  Counterparts................................................32
      (g)  Headings....................................................32
      (h)  Notices.....................................................32
      (i)  Governing Law...............................................33
      (j)  Amendments and Waivers......................................33
      (k)  Severability................................................33
      (l)  Expenses....................................................33
      (m)  Construction................................................33
      (n)  Incorporation of Exhibits and Schedules.....................34
      (o)  Service of Process..........................................34
      (p)  Bulk Transfer Laws..........................................34

                                    EXHIBITS

Exhibit A--Form of Promissory Note
Exhibit B--Form of Earnest Money Escrow Agreement
Exhibit C--Forms of Assignments
Exhibit D--Form of Assumption
Exhibit E--Form of Post Closing Agreement
Exhibit F--Allocation Schedule
Exhibit G--Form of Opinion of Counsel to the Sellers
Exhibit H--Form of Opinion of Counsel to the Buyer

                                    SCHEDULES

Description                                                 Section Reference
-----------                                                 -----------------

Financial Statements                                              2(e)
Subsequent Events                                                 2(f)
Tax Matters                                                       2(g)
Tangible Personal Property                                        2(h)
Owned Real Property                                               2(i)
Real Property Leases                                              2(j)
Intellectual Property                                             2(k)
Contracts                                                         2(l)
FCC Licenses                                                      2(m)
Insurance                                                         2(n)
Litigation                                                        2(o)
Employees                                                         2(p)
Employee Benefit Plans                                            2(q)
Legal Compliance                                                  2(s)

                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of April 30, 1997, by and between CUMULUS MEDIA, LLC, a Wisconsin limited liability company (the "Buyer"), and HARA BROADCASTING, INC. a North Carolina Corporation, and DLM COMMUNICATIONS, INC., a North Carolina corporation, (individually referred to herein as a "Seller," and collectively referred to herein as the "Sellers"). The Buyer and the Sellers are collectively referred to herein as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

      This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Sellers that are used or useful in the operation of radio stations WAAV-AM and WAAV-FM, each licensed to operate in Leland, North Carolina (collectively, the "Stations") in return for the Purchase Price.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1. Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 1.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Sellers not included within the definition of Assumed Liabilities.

      (c) Purchase Price. The Buyer agrees to pay to the Sellers at the Closing One Million Six Hundred Thousand Dollars ($1,600,000) (the "Purchase Price") payable as follows:

            (i) on the date of this Agreement, the Buyer will deposit with the Escrow Agent the amount of Eighty Thousand Dollars ($80,000) (the "Earnest Money Deposit") by delivery of cash payable by wire transfer or delivery of other immediately available funds; and

            (ii) on the Closing Date, the Buyer shall pay to the Sellers the amount of One Million One Hundred Fifty Thousand Dollars ($1,150,000); and

            (iii) on the Closing Date the Buyer shall deliver to the Sellers a promissory note in a form attached hereto as Exhibit A in the aggregate principal amount of Two Hundred Seventy Thousand Dollars ($270,000); and

            (iv) on the Closing Date, the Buyer shall pay to the Sellers, on behalf of all parties to the Post Closing Agreement, the amount of One Hundred Thousand Dollars ($100,000).

The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit B (the "Earnest Money Escrow Agreement"), which requires that such Earnest Money Deposit shall be deposited by the Escrow Agent with a federally insured financial institution in an interest bearing account. Interest earned on the Earnest Money Deposit shall accrue to the benefit of the Buyer, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Sellers and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money and all accrued interest shall be paid to the Buyer or the Sellers as provided in Section 7(f) and Section 9 hereof.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Stations in Leland, North Carolina, commencing at 9:00 a.m. local time on the date set by the Buyer not earlier than the fifth business day or later than the tenth business day after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied or waived or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than 270 days following the date of this Agreement.

      (e) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibit C and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and their counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Sellers (A) an assumption in the form attached hereto as Exhibit D and (B) such other instruments of assumption as the Sellers and their counsel reasonably may request; and (v) the Buyer will deliver to the Sellers the Purchase Price.

      (f) Post Closing Agreement. On the Closing Date, the Sellers shall cause Donald Ansell to execute a Post Closing Agreement containing a covenant not to compete and a personal guarantee of the Sellers' indemnity obligations hereunder, in form, attached hereto as Exhibit E.

      (g) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit F.

      2. Representations and Warranties of the Sellers. Each of the Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date

(as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties at Closing (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

      (a) Organization of the Sellers. Each Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Neither Seller has any Subsidiaries.

      (b) Authorization of Transaction. Each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and stockholders of each Seller have duly authorized the execution, delivery, and performance of this Agreement by each Seller. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions and subject only to principles affecting creditor rights generally or other general equitable principles.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of the articles of incorporation or bylaws of any Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), provided that certain assets of each Seller are subject to Security Interests which will be discharged prior to or at Closing. Other than with respect to the assignment of the FCC Licenses, the Sellers do not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

      (d) Title to Acquired Assets. Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer, provided that certain assets of Sellers are subject to Security Interests which will be discharged prior to or at Closing.

      (e) Financial Statements. Included in Section 2(e) of the Disclosure Schedules are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996, for the Sellers; and
(ii) unaudited statements of income, as of and for each month during 1995 and 1996 and the months ended January 31 and February 28, 1997 for the Sellers. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Sellers (which books and records are correct and complete). Without limiting the generality of the foregoing, all material revenues and expenses of the Sellers and the Stations (i) are properly reflected in the Financial Statements, (ii) have arisen in the Ordinary Course of Business, (iii) are valid and to the Knowledge of the Sellers subject to no material counterclaims, and (iv) will be or have been collected or paid at their recorded amounts subject only to the reserve for bad debts set forth on the face of the most recent Financial Statements.

      (f) Events Subsequent to January 1, 1997. Between January 1, 1997 and the date of this Agreement, except as set forth in Section 2(f) of the Disclosure Schedule, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations or results of operations of the Sellers with respect to the operation of the Stations. Without limiting the generality of the foregoing and with respect to the operation of the Stations since that date, except as set forth in Section 2(f) of the Disclosure
Schedule:

            (i) the Sellers have not sold, leased, transferred, or assigned any of their material assets, tangible or intangible, other than in the Ordinary Course of Business;

            (ii) the Sellers have not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

            (iii) the Sellers have not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

            (iv) the Sellers have not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

            (v) the Sellers have not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

            (vi) to the Sellers' Knowledge, the Sellers have not granted any license or sublicense of any rights under or with respect to any Intellectual Property owned or used by the Sellers;

            (vii) the Sellers have not experienced any damage, destruction, or loss (whether or not covered by insurance) to their property or any action adversely affecting the FCC Licenses of the Stations in any material respect;

            (viii) the Sellers have not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees outside the Ordinary Course of Business;

            (ix) the Sellers have not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

            (x) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Sellers that would adversely affect in any material manner, (A) the Sellers' ability to consummate the transactions contemplated by this Agreement, or (B) the Buyer's opportunity to enjoy the full use of the Acquired Assets after the Closing;

            (xi) the Sellers have not materially altered their credit and collection policies or their accounting policies;

            (xii) the Sellers have not materially altered the programming, format or call letters of the Stations, or their promotional and marketing activities;

            (xiii) the Sellers have not applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in material compliance therewith and with all FCC rules and regulations; and

            (xiv) the Sellers have not committed to any of the foregoing.

      (g) Tax Matters. The Sellers have filed and will file all Tax Returns that they were required to file or may be required to file. To the Sellers' Knowledge all such Tax Returns were correct and complete in all material respects except as set forth in Section 2(g) of the Disclosure Schedule. To the Sellers' Knowledge all Taxes owed by the Sellers (whether or not shown on any Tax Return) have been paid except as set forth in Section 2(g) of the Disclosure Schedule, which shall be paid at Closing. To the Sellers' Knowledge the Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party except as disclosed in Section 2(g) of the Disclosure Schedule. No claim has ever been made by an authority in a jurisdiction where the Sellers do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Sellers that arose in connection with any failure (or alleged failure) to pay any Tax. Notwithstanding anything in this Section 2(g) to the contrary, the Sellers shall indemnify the Buyers from and against any and all Liability for Taxes arising from Sellers' ownership of the Acquired Assets or operation of the Stations prior to Closing. Notwithstanding anything in this Agreement to the contrary, the foregoing indemnification obligation of the Sellers shall forever continue in full force and effect.

      (h) Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all material tower, transmitter and station equipment including, but not limited to, (i) the primary and backup transmitter that is used in the operation of Station WAAV-AM; (ii) the primary transmitter that is used in the operation of Station WAAV-FM that is approximately two (2) years old; and (iii) vehicles and other tangible personal property used in conducting the operation and business of the

Stations. The Sellers own or lease all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

      (i) Owned Real Property. Section 2(i) of the Disclosure Schedule lists and describes briefly all real property that the Sellers own. With respect to each such parcel of owned real property:

            (i) Except as disclosed in Schedule 2(i), Sellers have good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, (including but not limited to leases or other agreements granting to any party the right of use or occupancy of and options or rights of first refusal to purchase) except for recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

            (ii) there are no (A) pending or, to the Knowledge of the Sellers, threatened condemnation proceedings relating to the property; or (B) pending or, to the Knowledge of the Sellers, threatened litigation or administrative actions relating to the property;

            (iii) (A) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately; (B) the buildings, towers, antennae and improvements are located within the boundary lines of the described parcels of land, are not in material violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land; (C) the land does not serve any adjoining property for any purpose inconsistent with the use of the land; (D) the property is not located within any flood plain or subject to any similar type restriction for which any permit or license necessary to the use thereof has not been obtained; and (E) access to the property is provided by paved public right-of-way;

            (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in material accordance with applicable laws, rules, and regulations;

            (v) there are no parties (other than the Sellers) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 2(j) of the Disclosure Schedule who are in possession of space to which they are entitled;

            (vi) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone and storm sewer, all of which services are adequate and in material accordance with all applicable laws, ordinances, rules and regulations; and

            (vii) each parcel of real property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property.

      (j) Real Property Leases. Section 2(j) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Sellers.
Section 2(j) of the Disclosure Schedule also identifies the leased or subleased properties for which title insurance policies are to be procured in accordance with Section 4(i) below. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 2(j) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 2(j) of the Disclosure Schedule:

            (i) the lease or sublease is and, following the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

            (ii) to the Sellers' Knowledge, no party to the lease or sublease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

            (iii) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

            (iv) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iii) above are true and correct with respect to the underlying lease;

            (v) the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

            (vi) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

            (vii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

            (viii) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any easement, covenant, or other restriction, except for recorded easements, covenants, and other restrictions that do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

      (k) Intellectual Property. The Sellers own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Sellers as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Sellers immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Sellers have taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

            (i) The Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into material conflict with any Intellectual Property rights of third parties, and the Sellers has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers.

            (ii) Section 2(k) of the Disclosure Schedule identifies each patent, trademark or copyright registration which has been issued to the Sellers with respect to any of their Intellectual Property, identifies each pending patent, trademark or copyright application for registration which the Sellers have made with respect to any of their Intellectual Property, and identifies each license, agreement, or other permission which the Sellers have granted to any third party with respect to any of their Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, trademarks or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Sellers own:

                  (A) the Sellers possess all right, title, and interest in and to the item;

                  (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) the Sellers have not ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) Section 2(k) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Sellers use pursuant to license, sublicense, agreement, or permission including, but not limited to the call letters of the Stations. The Sellers have supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                  (A) the license, sublicense, agreement, or permission covering the item is, and following the Closing will continue to be on identical terms, legal, valid, binding, enforceable, and in full force and effect;

                  (B) to Sellers' Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default (or has repudiated any provision thereof), and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                  (C) with respect to each sublicense, to the Sellers' Knowledge, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license;

                  (D) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (E) no charge, complaint, action, suit, proceeding, hearing, claim, or demand is pending, or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, or enforceability of the underlying material item of Intellectual Property;

                  (F) the Sellers have not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the underlying item of Intellectual Property; and

                  (G) the Sellers have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

      (l) Contracts. Other than any arrangement with any third party under which the Sellers have created, incurred, assumed, or guaranteed an obligation to provide advertising or air time ("Advertising Contract"), Section 2(l) of the Disclosure Schedule lists the contracts, agreements, and other written arrangements to which the Sellers are a party and either involving payment in excess of $5,000 per year or not entered into in the Ordinary Course of Business. The Sellers have delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 2(l) of the Disclosure Schedule (as amended to date) and will provide to Buyer access to all documentation with respect to Advertising Contracts. With respect to each written arrangement listed on Section 2(1) of the Disclosure Schedule:

            (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect;

            (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing;

            (iii) to the Sellers' Knowledge, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and

            (iv) to Sellers' Knowledge, no party has repudiated any provision of the written arrangement. The Sellers are not a party to any oral agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2(l) of the Disclosure Schedule under the terms of this Section 2(l). Each written arrangement listed in Section 2(1) of the Disclosure Schedule that is designated by an asterisk is necessary for the conduct of the operation of and business of the Stations as presently conducted and presently proposed to be conducted and is included within the definition of Acquired Assets.

      (m) Commission Licenses and Compliance with Commission Requirements.

            (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated (A) are in full force and effect,
      (B) are unimpaired by any acts or omissions of the Sellers or the Sellers' employees or agents, (C) except for conditions stated on the FCC Licenses or in the applicable laws and governmental rules and policies, are free and clear of any restrictions which might limit the operation of the Stations, and (D) are included in Section 2(m) of the Disclosure Schedules. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(m) of the Disclosure Schedules also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(m) of the Disclosure Schedules, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 2(m) of the Disclosure Schedules, the Sellers are not aware of any reason why the FCC Licenses might not be renewed in the ordinary course or revoked or subject to any adverse modification.

            (ii) The Stations are each in material compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Station's transmission facilities is restricted in accordance with the policies of the FCC.

            (iii) Except as set forth in Section 2(m) of the Disclosure Schedules, to the best of the Sellers' Knowledge, the Sellers are not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rulemaking proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(m) of the Disclosures Schedules.

            (iv) The Sellers have filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

      (n) Insurance. Section 2(n) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Sellers are a party, a named insured, or otherwise the beneficiary of coverage:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) neither the Sellers nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. The Sellers have been covered during the past two (2) years and are presently covered by insurance in scope and amount customary and reasonable for the businesses in which the Sellers have been during such two (2) year period and presently are engaged.

Section 2(n) of the Disclosure Schedule describes any self-insurance arrangements affecting the Sellers and their Subsidiaries.

      (o) Litigation. Section 2(o) of the Disclosure Schedule sets forth each instance in which the Sellers: (i) are subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) are a party or, to the Knowledge of the Sellers, are threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(o) of the Disclosure Schedule could result in any material adverse change in the assets, Liabilities, business, financial condition or operations of the Sellers or the Stations taken as a whole. To the Sellers' Knowledge, no such charge, complaint, action, suit, proceeding, hearing, or investigation has been brought or threatened in writing against the Sellers.

      (p) Employees. Section 2(p) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee of the Sellers. Except as previously disclosed by the Sellers to the Buyer, to the Knowledge of the Sellers, no key employee has advised either Seller that he or she plans to terminate employment with the Sellers. The Sellers are not a party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Sellers have not committed any unfair labor practice. The Sellers have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Sellers.

      (q) Employee Benefits Section 2(q) of the Disclosure Schedule lists all Employee Benefit Plans that the Sellers maintain or to which the Sellers contribute for the benefit of any current or former employee of the Sellers. Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

      (r) Environment, Health, and Safety.

            (i) To the Knowledge of the Sellers, the Sellers have complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any material failure to comply with any such law or regulation.

            (ii) The Sellers have no material Liability (and to the Sellers' Knowledge there is no Basis related to the past or present operations, and their respective predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource

      Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof, concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment, or for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

            (iii) The Sellers have no material Liability (and to the Sellers' Knowledge there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

            (iv) The Sellers have obtained and have been in material compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

            (v) All properties and equipment used in the business of the Sellers have been free in all material respects of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (vi) No material amount of pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the Sellers own or that the Sellers lease with respect to the Stations.

      (s) Legal Compliance.

            (i) Except as disclosed in Section 2(s) of the Disclosure Schedule, the Sellers have complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Sellers alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

            (ii) Except as disclosed in Section 2(s) of the Disclosure Schedules, the Sellers have filed in a timely manner all material reports, documents, and other materials required to be filed (and the information contained therein was correct and complete in all material respects) under all applicable laws (including rules and regulations thereunder). The Sellers have possession of all records and documents required to be retained under all applicable laws (including rules and regulations thereunder).

      (t) Brokers' Fees. Except for fees due to the Whittle Agency, the Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (u) Disclosure. The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 2 not misleading in any material respect.

      3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Wisconsin.

      (b) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 1 above), will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles of organization or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 1 above).

      (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

      (e) Qualification as a Broadcast Licensee. To the best of the Buyer's Knowledge, the Buyer is legally qualified under all applicable federal, state and local laws, rules and regulations, to acquire the FCC Licenses and the Acquired Assets from the Sellers. The Buyer will not knowingly act in such manner from and after the date hereof, that would, under the rules and policies of the FCC, disqualify the Buyer as an assignee of the FCC Licenses or the Buyer as owner and holder of the Acquired Assets.

      (f) Ability to Perform. The Buyer has the financial ability to perform this Agreement and to consummate the transactions contemplated herein in a timely manner.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use their best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

      (b) Assignment Applications. Within ten (10) business days after the execution of this Agreement, the Sellers and the Buyer shall jointly file with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the Stations from the Sellers to the Buyer (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Parties. Each Party shall pay their own attorneys' fees. The Sellers and the Buyer shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Sellers nor the Buyer shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon the Sellers, the Buyer, the Stations or upon any affiliated entity.) If the FCC imposes any condition on either Party to the Assignment Application, such Party shall use commercially reasonable efforts to comply with such condition, provided, that neither Party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Sellers, the Buyer, the Stations or any Affiliate. The Sellers and the Buyer shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit either Party's right to terminate this Agreement pursuant to
Section 9 of this Agreement.

      (c) Employment Offers. Upon notice to the Sellers, and at mutually agreeable times, the Sellers will permit the Buyer to meet with their employees prior to the Closing Date. The Buyer may, at its option, extend offers of employment to all or any of the Sellers' employees effective on the Closing Date. The Sellers will not take any action to preclude or discourage any of the Sellers' employees from accepting any offer of employment extended by the Buyer.

      (d) Notices and Consents. The Sellers will give any notices to third parties, and the Sellers will use their commercially reasonable efforts to obtain any third party consents that may be required for the consummation of the transactions contemplated by this Agreement. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

      (e) Operation of Business. The Sellers will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business.

      (f) Advertising Obligations. The Sellers shall satisfy their air time obligations under their agreements for sale of air time and advertising on the Stations for goods or services ("Barter Agreements") such that the outstanding aggregate balance owing under all Barter Agreements as of the Closing Date shall not exceed Five Thousand Dollars ($5,000.00) worth of air time. On the Closing Date, the Sellers shall deliver to the Buyer a schedule, certified by an officer of each Seller reflecting the aggregate outstanding balances under all Barter Agreements in existence as of the Closing Date.

      (g) Operating Statements. The Sellers shall deliver to the Buyer, for the Buyer's informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within ten (10) days after each such statement is prepared by or for the Sellers.

      (h) Contracts. The Sellers will not without the prior written consent of the Buyer amend, change, or modify any of the contracts listed on Section 2(1) of the Disclosure Schedule in any material respect. The Sellers will not without prior written consent of the Buyer enter into any new contracts respecting the Stations or their properties outside the Ordinary Course of Business, (but may renew existing contracts on terms no less favorable to the Sellers than the terms currently in effect) except (i) contracts for the sale of time on the Stations for Cash, goods or services which comply with the representations and warranties pertaining to such contracts set forth in Section 2(1) above, (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium, and
(iii) contracts entered into in the Ordinary Course of Business which do not involve more than Twenty-five Thousand Dollars ($25,000) in the aggregate.

      (i) Operation of Stations. The Sellers shall operate the Stations in material compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Sellers shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations;

      (j) Credit and Receivables. The Sellers will follow their usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

      (k) Preservation of Business. The Sellers will use commercially reasonable efforts to keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, relationships with lessors, licensers, advertisers, suppliers, customers, and employees, all of the confidential information, call letters and trade secrets of the Stations, and the FCC Licenses. The Sellers will continue to make expenditures for employee compensation advertising, programming, sales, technical and administration support at a level consistent with the past practices of the Sellers.

      (l) Full Access and Consultation. The Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Sellers. The Sellers will consult with the Buyer's management with a view to informing Buyer's management as to the operations, management and business of the Stations.

      (m) Confidentiality and Confidential Information. If the transactions contemplated by this Agreement are not consummated for any reason, the Buyer shall not disclose to third parties any information designated as confidential and received from the Sellers or their agents in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that no information shall be deemed to be confidential that
(i) becomes publicly known or available other than through disclosure by the Buyer; (ii) is rightfully received by the Buyer from a third party; or (iii) is independently developed by the Buyer. Upon Sellers' request, all originals of material provided by the Sellers to the Buyer or their agents shall be returned to the Sellers and all copies thereof destroyed.

      (n) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition or operations of the Sellers and the Stations. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this
Section 4(n), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (o) Exclusivity. The Sellers will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Sellers or the Stations; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (p) Title Insurance. The Sellers will obtain with respect to each parcel of real estate that the Sellers owns or leases, an owner's or leasehold owner's policy (as appropriate) issued by a title insurer reasonably satisfactory to the Buyer, in an amount equal to the fair market value of such real property (including all improvements located thereon), insuring title to such real property in the Buyer as of the Closing subject only to the title exceptions which do not impair the current use, occupancy or value or the marketability of title of the property and are disclosed in Section 2(i) of the Disclosure Schedule, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyer reasonably requests. The fees and expenses of any insurance policy obtained pursuant to this Section 4(p) shall be paid by the Buyer.

      (q) Surveys. With respect to each parcel of real property that the Sellers owns, leases, or subleases, and as to which a title insurance policy is to be procured pursuant to Section 4(p) above, the Sellers will procure in preparation for the Closing a current survey of the real property certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other masters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). The Survey shall not disclose any material survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing. The fees and expenses associated with procurement of any Survey shall be paid by the Sellers.

      (r) Environmental Assessments. Within fifteen (15) business days from the date of this Agreement, the Buyer may initiate with respect to each parcel of real estate that Sellers own, lease or sublease and as to which a title insurance policy is to be procured pursuant to Section 4(p) above, a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Sellers and the Buyer which shall not recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed which the Sellers are unwilling to remedy consistent with such recommendation. The fees and expenses associated with procurement of any site assessment obtained pursuant to this
Section 4(r) shall be paid by the Buyer.

      (s) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent to the Assignment Application. Between the date of this Agreement and the Closing Date, the Buyer and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Sellers.

      (t) Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Sellers until the Closing. In the event of any such loss, damage, or destruction the Sellers will promptly notify the Buyer of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Sellers will repair or replace such Acquired Assets as soon as reasonably possible after loss, damage or destruction thereof and shall use their best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. In the event the cost of any such repair or replacement (excluding any amount reimbursed or reimbursable by insurance proceeds) exceeds Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000), Sellers may, at their option and without further Liability to the Buyer, terminate this Agreement, unless, however, the Buyer agrees to fund such amount in excess of said Two Hundred Fifty Thousand and 00/100 Dollars ($250,000). The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty
(60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Sellers' notice to the Buyer, and the Buyer reasonably determines that the Sellers' failure to repair or replace, alone or in the aggregate, would have a material adverse effect on the operation of the Stations:

                  (a) the Buyer may elect to terminate this Agreement; or

                  (b) the Buyer may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyer, unless the same cannot be reasonably effected within ninety (90) days of the date of the Sellers' notice to Buyer, in which case either party may terminate this Agreement; or

                  (c) the Buyer may choose to accept the Acquired Asset in their "then" condition, together with the Sellers' assignment to Buyer all rights under any insurance claims covering the loss, damage or destruction and payment over to Buyer any proceeds under any such insurance policies, previously received by the Sellers with respect thereto.

      In the event the Closing Date is postponed pursuant to this Section 4(t), the Parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      5. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) the Buyer shall have received (A) all of the third party consents specified in Section 4(d) above with respect to material contracts (which shall be identified by double asterisks in Section 2(l) of the Disclosure Schedule), including but not limited to those relating to transmitter and studio leases; (B) all of the title insurance commitments, and endorsements specified in Section 4(p) above; (C) those Surveys specified in Section 4(q) above; and (D) all the Phase I environmental site assessments described in Section 4(r) above;

            (iv) no action, suit, or proceeding shall be pending or threatened in writing before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially affect adversely the right of the Buyer to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (v) the Sellers shall have delivered to the Buyer a certificate (without qualification as to Knowledge or otherwise) to the effect that each of the conditions specified above in Section 5(a)(i)-(iv) is satisfied in all material respects;

            (vi) each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vii) the relevant parties shall have entered into the Post Closing Agreement;

            (viii) the Buyer shall have received from counsel to the Sellers an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to the Buyer and dated as of the Closing Date; and

            (ix) all actions in consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by the Sellers in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
      (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (iv) the Buyer shall have delivered to the Sellers a certificate (without qualification as to Knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all material respects;

            (v) each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyer shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vi) the relevant parties shall have entered into the Post Closing Agreement; and

            (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers; and

            (viii) the Sellers shall have received from counsel to the Buyer an opinion with respect to the matters set forth in Exhibit H attached hereto, addressed to the Buyer and dated as of the Closing Date.

The Sellers may waive any condition specified in this Section 5(b) if the Sellers execute a writing so stating at or prior to the Closing.

      6. Post Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand by any third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Stations, each of the other Parties will cooperate with the contesting or defending Party and their counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

      (c) Adjustments. Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Sellers and thereafter for the account of the Buyer. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance real and personal property taxes, prepared expenses, deposits, music license fees, and rents and payments pertaining to the leases and contracts being assigned hereunder (inducing any contracts for the sale of time for cash, trade or barter so assigned) shall be prorated between the Sellers and the Buyer as of the Closing Date in accordance with the foregoing principle. Contractual arrangements that do not reflect an equal rate of compensation to the Stations over the term of the Agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by the accounting firm of Price Waterhouse, and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Sellers and one-half (1/2) by the Buyer. Any sale, transfer or use Taxes incurred in conjunction with this Agreement and the transactions contemplated hereby shall be shared equally by the Buyer and the Sellers. All recording fees for the Real Property shall be paid by the Buyer.

      (d) Collection of Accounts Receivable. At the Closing, the Sellers will turn over to the Buyer, for collection only, the accounts receivable of the Stations owing to the Sellers as of the close of business on the Closing Date. A schedule of such accounts receivable will be delivered by the Sellers to the Buyer on the Closing Date or as soon thereafter as possible. The Buyer agrees to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will remit all payments received on such accounts to the Sellers every sixty
(60) days during such collection period. The Buyer shall provide the Sellers with a monthly accounting of all payments received on such accounts within fifteen
(15) business days after the end of each calendar month during the 120-day collection period. In the event the Buyer receives moneys during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising over any of the Stations, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyer shall apply said moneys to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyer shall immediately return the account to the Sellers prior to expiration of the 120-day period following the Closing Date. If the Buyer returns a disputed account to the Sellers, the Buyer shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on any of the Stations after the Closing Date. At the end of the 120-day period following the Closing Date, the Buyer will turn back to the Sellers all of the accounts receivable of the Station as of the Closing Date owing to the Sellers which have not yet been collected, and the Buyer will thereafter have no further responsibility with respect to the collection of such receivables. During the 120-day period following the Closing Date, the Buyer shall afford the Sellers reasonable access to the accounts receivable "aging list."

      (e) Severance Obligations. The Sellers shall be exclusively responsible for, all Employee Benefit Plans and benefits as identified in Section 2(q) of the Disclosure Schedules that may be due and owing an employee as of the Closing Date by reason of his or her employment with the Sellers.

      7. Remedies for Breaches of this Agreement.

      (a) Survival. All of the representations and warranties of the Sellers contained in Section 2 of this Agreement (other than the representations and warranties of the Sellers contained in Sections 2(a), 2(b) and 2(c) hereof or relating to the Sellers' title to the Acquired Assets) shall survive the Closing (even if the Buyer had Knowledge of or had reason to have Knowledge of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter except that any representation or warranty relating to the Buyer's freedom from liability to pay a Liability of the Sellers shall continue in full force and effect for the period of the applicable statute of limitations plus ninety (90) days. The representations and warranties of the Sellers contained in Sections 2(a), 2(b) and 2(c) hereof or relating to Sellers' title to the Acquired Assets and all of the Sellers' covenants contained herein shall survive the Closing (even if the Buyer had Knowledge of or had reason to have Knowledge of any misrepresentation or breach of warranty or covenant at the time of the Closing) and continue in full force and effect for two (2) years.

      (b) Indemnification Provisions for the Benefit of the Buyer.

            Except as described below in Section 7(e) with respect to a breach of a covenant prior to the Closing Date, the Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

            (i) any breach of any of the Sellers' representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Buyer makes a written claim for indemnification within the applicable survival period);

            (ii) any Liability of the Sellers which is not an Assumed Liability; or

            (iii) any Liability of the Buyer arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

      (c) Indemnification Provisions for the Benefit of the Sellers. Except as described below in Section 7(e) with respect to a breach of a covenant prior to the Closing Date, the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any of the Buyer's representations, warranties, and covenants contained in this Agreement (so long as the particular representation, warranty, or covenant survives the Closing and the Sellers make a written claim for indemnification within the applicable survival period) or (ii) any Assumed Liability.

      (d) Minimum Liability. Notwithstanding anything in this Agreement to the contrary, after the Closing neither the Sellers nor the Buyer shall indemnify or otherwise be liable to the other except to the extent that the Liabilities exceed Twenty-five Thousand Dollars ($25,000) and indemnification shall be made only to the extent of such excess over Twenty-five Thousand Dollars ($25,000); provided, however, that the foregoing shall not be applicable to the Sellers' obligation to deliver clear title to the Acquired Assets or the Buyer's obligation to pay and discharge any Liability to third parties assumed by the Buyer hereunder.

      (e) Specific Performance. Each of the Parties acknowledges and agrees that the Stations to be acquired pursuant to this Agreement are unique and that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agrees that not withstanding the provision in
Section 7(f) with respect to the remedy of liquidated damages upon a default of this Agreement by the Sellers prior to the Closing, money damages would not be an adequate remedy for a breach of any provision of this Agreement.

      (f) Liquidated Damages. In the event the transactions contemplated by this Agreement are not consummated due to a default of this Agreement by the Buyer, the Sellers shall be paid the Earnest Money Deposit as liquidated damages. In the event (i) the transactions contemplated by this

Agreement are not consummated due to a default of this Agreement by the Sellers, and (ii) the Buyer is unable, despite the Buyer's good faith efforts, to obtain specific performance pursuant to Section 7(e), and (iii) an application to assign the Licenses of the Stations to any party other than the Buyer is filed with the FCC and consummated within fifteen (15) months from the date this Agreement is terminated, then the Sellers shall pay to the Buyer the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000).

      (g) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably or at all if the judgment includes a full release for the Indemnified Party or an admission of Liability and payment of any outstanding claim against the Indemnified Party), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the Indemnifying Party has received notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

      (h) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant.

      8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Sellers, other than Retained Assets, that are used or useful in the operation of the Stations, including but not limited to all of their (a) real property, leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto); (b) tangible personal property (such as computers, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, inventories of compact disks, records, tapes and other supplies, vehicles, and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those barter agreements identified on the Disclosure Schedules) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations; (e) contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations; (g) Licenses and similar rights obtained from governments and governmental agencies; and (h) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Liabilities" means obligations of the Sellers to be assumed by the Buyer under the licenses, sublicenses, leases, subleases, contracts, and other arrangements referred to in the definition of Acquired Assets either: (a) to furnish services, and other non-Cash benefits to another party after the Closing; or (b) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liability.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Sellers.

      "Disclosure Schedule" has the meaning set forth in Section 2 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit, bonus, profit-sharing, incentive compensation or severance plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "ERISA" means the Employee Retirement as amended.

      "Escrow Agent" means The Whittle Agency.

      "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 7(d) above.

      "Indemnifying Party" has the meaning set forth in Section 7(d) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and
(h) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Sellers with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Post Closing Agreement" means the Post Closing Agreement with Sellers' Stockholders entered into concurrently herewith and attached hereto as Exhibit E.

      "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

      "Purchase Price" has the meaning set forth in Section 1(c) above.

      "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

      "Retained Assets" means (i) the articles of incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of each Seller as a corporation; (ii) any of the rights of the Sellers under this Agreement; (iii) accounts, notes and other receivables; (iv) prepaid deposits and pre-Closing claims relating to operation of the Stations; and (iv) Cash.

      "Retained Liabilities" means any other obligations or liabilities of Sellers, including but not limited to: (i) any Liability relating to the ownership or operation of the Stations prior to the Closing; (ii) any Liability of the Sellers for income Taxes arising in connection with the consummation contemplated hereby; (iii) any Liability of the Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; or (iv) any Liability or obligation of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Sellers" has the meaning set forth in the preface above.

      "Stations" means the radio broadcast stations having the call letters WAAV-FM and WAAV-AM, each licensed by the FCC to operate in Leland, North Carolina.

      "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Survey" has the meaning set forth in Section 4(q) above.

      "Tax" unless otherwise qualified herein, means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9. Termination.

      (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event either of the Sellers are in breach, and the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect in each case if such breach remains uncured for ten (10) days after notice of breach is received from the other Party;

            (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

            (iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(b) hereof (unless the failure results primarily from the Sellers breaching any representation, warranty, or covenant contained in this Agreement);or

            (v) the Buyer or the Sellers may terminate this Agreement if any Assignment Application is denied by Final Order.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of the Party whose breach justified such termination).

      10. Miscellaneous.

      (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Post Closing Agreement with Sellers' Stockholders.

      (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

      (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and its respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that the Buyer may assign all of its right, title and interest in, to and under this Agreement to one or more affiliated entities, controlled by the same parties who control the Buyer and who demonstrate to the reasonable satisfaction of the Sellers the ability to fulfill the Buyer's financial obligations hereunder. Any permitted assignee of the Buyer shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Sellers the Purchase Price therefor.

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by (i) hand (and then immediately upon delivery), (ii) registered or certified mail, return receipt requested, postage prepaid (and then three business days after it is sent), (iii) facsimile (and then immediately upon receipt of a mechanical confirmation of delivery), or (iv) by overnight courier service, charges prepaid (and the next business day after its is sent), and addressed to the intended recipient as set forth below:

      If to the Sellers:   Donald Ansell
                           Hara Broadcasting, Inc.
                           DLM Communications, Inc.
                           201 Second Street
                           Wilmington, North Carolina 28401

            Copy to:       Lewis J. Paper, Esq.
                           Dickstein, Shapiro, Morin and Oshinsky, LLP
                           2101 C Street, N.W.
                           Washington, D.C. 20037

      If to the Buyer:     Cumulus Media, LLC
                           c/o Quaestus Management Corporation
                           330 E. Kilbourn Ave., Ste. 250
                           Milwaukee, WI 53202
                           Attn: Terrance J. Leahy

            Copy to:       Cumulus Media, LLC
                           c/o Century Broadcasting
                           875 N. Michigan Avenue
                           Chicago, IL  60611
                           Attn:  Richard J. Bonick

                           Baker & Daniels
                           205 W. Jefferson Boulevard
                           Suite 250
                           South Bend, IN 46601
                           Attn:  Peter G. Trybula

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of North Carolina.

      (j) Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (l) Expenses. The Buyer and the Sellers, will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in
Section 4(b) with regard to the Assignment Applications. In the event any Party files a lawsuit to enforce that Party's rights hereunder, the prevailing Party shall be reimbursed by the other Party for all reasonable expenses incurred thereby, including reasonable attorney fees.

      (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (o) Service of Process. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

      (p) Bulk Transfer Laws. The Sellers have, or will as of the Closing Date, comply with any applicable provisions of any bulk transfer laws of North Carolina or any other jurisdiction applicable to the transactions contemplated by this Agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    CUMULUS MEDIA, LLC


                                    By:
                                       ------------------------------
                                    Title:
                                          ---------------------------


                                    HARA BROADCASTING, INC.


                              By:
                                       ------------------------------
                                                            (printed)
                                       ------------------------------
                              Title:
                                       ------------------------------


                                    DLM COMMUNICATIONS, INC.


                              By:
                                       ------------------------------
                                                            (printed)
                                       ------------------------------
                              Title:
                                       ------------------------------

                                 AMENDMENT NO. 1

                            ASSET PURCHASE AGREEMENT


      This Amendment ("Amendment") is entered into as of August 28, 1997, by and between CUMULUS BROADCASTING, INC. ("Broadcasting") and CUMULUS LICENSING CORP. ("Licensing") each a Nevada corporation and successors in interest to CUMULUS MEDIA, LLC ("Cumulus"), a Wisconsin limited liability company (collectively the "Buyer"), and HARA BROADCASTING, INC. a North Carolina Corporation, and DLM COMMUNICATIONS, INC., a North Carolina corporation, (individually referred to herein as a "Seller," and collectively referred to herein as the "Sellers"). The Buyer and the Sellers are collectively referred to herein as the "Parties." Capitalized terms used in this Agreement are defined in the Asset Purchase Agreement.

      WHEREAS, Broadcasting and Licensing as successors in interest to Cumulus, and Sellers are parties to a certain Asset Purchase Agreement dated April 30, 1997 ("Asset Purchase Agreement"),

      WHEREAS, the Parties desire to amend the Asset Purchase Agreement in certain respect,

      NOW, THEREFORE, in consideration of the above premises and the mutual promises herein made the sufficiency of which is hereby acknowledged, the Parties agree as follows:

      1. Subsequent to the execution of the Asset Purchase Agreement the Parties discovered that at least one of the monitoring points for the night time array of radio station WAAV-AM was outside of the FCC tolerance levels (the "WAAV-AM Array Issue"). The Parties hereby agree to amend the Asset Purchase Agreement in full consideration for the release of the Buyer, its stockholders, officers, directors, employees and agents from any and all liability or right of recovery with respect to the WAAV-AM Array Issue. Therefore, Section 1(c) of the Asset Purchase sAgreement is hereby amended to read in its entirety as follows:

            (c) Purchase Price. The Buyer agrees to pay to the Sellers at the Closing One Million Five Hundred Ninety Thousand Dollars ($1,590,000) (the "Purchase Price") payable as follows:

                  (i) on the date of this Agreement, the Buyer will deposit with the Escrow Agent the amount of Eighty Thousand Dollars ($80,000) (the "Earnest Money Deposit") by delivery of cash payable by wire transfer or delivery of other immediately available funds; and

                  (ii) on the Closing Date, the Buyer shall pay to the Sellers the amount of One Million Two Hundred Thirty-Nine Thousand Dollars ($1,239,000); and

                  (iii) on the Closing Date the Buyer shall deliver to the
                        Sellers a promissory note in a form attached hereto as Exhibit A in the aggregate principal amount of Two Hundred Seventy Thousand Dollars ($270,000); and

                  (iv) on the Closing Date, the Buyer shall pay to the Sellers, on behalf of all parties to the Post Closing Agreement, the amount of One Thousand Dollars ($1,000).

            The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit B (the "Earnest Money Escrow Agreement"), which requires that such Earnest Money Deposit shall be deposited by the Escrow Agent with a federally insured financial institution in an interest bearing account. Interest earned on the Earnest Money Deposit shall accrue to the benefit of the Buyer, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Sellers and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money and all accrued interest shall be paid to the Buyer or the Sellers as provided in Section 7(f) and Section 9 hereof.

      2. Exhibit F to the Asset Purchase Agreement shall reflect the amendment identified in the first numbered paragraph of this Amendment.

      3. Except as set forth herein, the Asset Purchase Agreement remains unchanged.

      4. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


                                    CUMULUS BROADCASTING, INC.


                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------


                                    CUMULUS LICENSING, CORP.


                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------


                                    HARA BROADCASTING, INC.


                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------

                                    DLM COMMUNICATIONS, INC.


                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------